UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2023

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael Ryan to Board of Directors

On July 18, 2023, the Board of Directors (the “Board”) of Coherus BioSciences, Inc. (the “Company”), approved, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the appointment of Michael Ryan, Pharm.D., to serve as a Class III director to fill a vacancy on the Board. Dr. Ryan will hold this position until the Company’s 2026 annual meeting of stockholders or until his successor is duly elected and qualified, subject to his earlier death, resignation or removal.

Dr. Ryan has four decades of experience working in academia and the biopharmaceutical industry bringing high-value therapeutics to patients, and served as Senior Vice President, U.S. and Worldwide Value, Access, Pricing and Health Economics and Outcomes Research at Bristol-Myers Squibb Company (“BMS”), a multinational pharmaceutical company from December 2015 to March 2023. From 2015 to 2017, he served as Senior Vice President, U.S. Value, Access, Policy and Health Economics and Outcomes Research at BMS.

Dr. Ryan currently serves on the board of the National Pharmaceutical Council, which he has served on since December 2015. Dr. Ryan earned his B.A. at the University of California, Los Angeles and his Pharm.D. from the University of California at San Francisco. He completed his residency program in Hospital and Clinical Pharmacy at the University of Michigan.

Prior to BMS, from December 1999 to December 2015, he served as Vice President and General Manager, U.S. Reimbursement, Value, and Access at Amgen Inc. (“Amgen”), a multinational pharmaceutical company. Prior to Amgen, he served as Vice President, Department of Pharmacy at the University of Pittsburgh Medical Center, Chairman, Department of Pharmacy and Therapeutics at the University of Pittsburgh School of Pharmacy and Associate Director and Clinical Associate Professor at the University of Michigan Hospitals’ Department of Pharmacy Services and College of Pharmacy. Dr. Ryan is currently the Founder and Chief Executive Officer of Koios Enterprises & Consulting, an executive consulting firm specializing in patient access with a focus on evidence generation, value, pricing and policy solutions that enable patient access.

As a non-employee director, Dr. Ryan will receive compensation in accordance with the Company’s non-employee director compensation policy. Pursuant to this policy, upon appointment to the Board, Dr. Ryan will be eligible to receive an annual cash retainer in the amount of $50,000. On the date of his appointment to the Board, Dr. Ryan received an option under the Company’s 2014 Equity Incentive Award Plan to purchase 54,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of his appointment. The option will vest and become exercisable in substantially equal monthly installments over three years, subject to Dr. Ryan’s continued service to the Company through each applicable vesting date.

In accordance with the Company’s customary practice, it is expected that the Company will enter into its standard form of indemnification agreement for directors and officers with Dr. Ryan, which will require the Company to indemnify Dr. Ryan against certain liabilities that may arise as result of his status or service as a director. The description of Dr. Ryan’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Form S-1/A filed with the Securities and Exchange Commission on October 24, 2014 as Exhibit 10.13.

There were no arrangements or understandings between Dr. Ryan, and any other person pursuant to which Dr. Ryan was appointed as a member of the Board. There have been no transactions in which Dr. Ryan has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2023	COHERUS BIOSCIENCES, INC.

	By:	/s/ McDavid Stilwell
	Name:	McDavid Stilwell
	Title:	Chief Financial Officer